McCartney Engineering, LLC
Consulting Petroleum Engineers
-------------------------------------------------------------------------------
1888 Sherman Street, Suite 760  Denver, CO 80203 (303)830-7208 Fax(303)830-7004







December 6, 2001



Mr. Dan Dalke
American Warrior, Inc.
P.O. Box 399
Garden City, Kansas  67846

Re:  Winco Petroleum Corporation Property Evaluation

Dear Mr. Dalke:

Pursuant to your request, we have estimated the remaining reserves and future net revenue for certain developed oil properties owned by Winco Petroleum Corporation in Kansas and Wyoming. The effective date of this study is September 30, 2001. Results are summarized below:

                      Net Remaining Reserve        Estimated Future Net Revenue
                    As Of September 30, 2001                      Discounted at
Reserve Category           Oil (BBL)               Undiscounted      10 Percent
----------------           ---------               ------------      ----------
Proved Producing           69,826                  $  593,172        $  379,388

Table #1 is a tabulation by lease of the working and net revenue interests, gross and net reserves, and projected discounted net revenues of the individual leases. Table #2 is a cash flow summary reflecting the estimated remaining reserves and revenue of the Winco Petroleum Corporation properties. Also included in the report are cash flow projections and performance curves for the individual leases.

Source of Data
--------------

Winco Petroleum Corporation supplied lease names, locations, and performance histories for use in this study. Working interests and net revenue interests were also supplied by Winco personnel, as were oil prices and historic lease operating expenses. This data was accepted by McCartney Engineering, LLC as presented. McCartney Engineering, LLC

Mr. Dan Dalke
December 6, 2001
Page 2

reserves the right to revise the associated reserve and economic projections if future information indicates discrepancies in the data provided. No independent well tests or property inspections were made in conjunction with this study.

Reserve Category
----------------

The reserves included in this report are classified in the proved developed
producing category.   Proved developed producing reserves are those which
are expected to be recovered through existing wells with existing equipment and operating methods from existing completion intervals now open for production.

Method of Assigning Reserves
----------------------------

Reserves were determined through the application of industry-accepted methods. Since sufficient production history was available, remaining reserves were estimated from an extrapolation of past performance.

Oil and Gas Prices
------------------

At your request, future oil prices of $24.62/BBL were used for all properties. No increases or decreases in future oil prices were considered in these cash flow projections.

Expenses
--------

The estimated future operating costs were based on historic expense data supplied by Winco Petroleum Corporation. Applicable severance, ad valorem and production taxes were considered in the cash flow projections. No deductions were made for general or corporate overhead, depletion, depreciation, or any other indirect costs. The estimated net income is before state and federal income tax and does not consider any encumbrances against the properties, if such exist. Plugging and restoration expenses have not been included in this evaluation since they are expected to be offset by salvageable equipment.

General
-------

The accuracy of any reserve estimate, especially when based on volumetric analysis or limited production history, is a function of available data and of engineering and geological interpretation and judgment. While the reserve estimates used herein are believed reasonable, they should be accepted with the understanding that subsequent reservoir performance, changes in pricing structure, or market demand may justify their revision. Reserve estimates based on volumetric analysis and reserves assigned to behind pipe intervals are inherently less reliable than those based on a lengthy production history.

Mr. Dan Dalke
December 6, 2001
Page 3


In our opinion, the above reserve and revenue estimates fairly and approximately present the proved producing reserves of Winco Petroleum Corporation with respect to definitions, assumptions, and methodology described above.

We appreciate the opportunity to provide you with this study. All related data is in our file and is available for your review.

Very truly yours,
McCartney Engineering, LLC.



Jack A. McCartney
Manager

McCartney Engineering, LLC
Consulting Petroleum Engineers
-------------------------------------------------------------------------------
1888 Sherman Street, Suite 760  Denver, CO 80203 (303)830-7208 Fax(303)830-7004



February 1, 2002

Via E-mail:  dnbret@aol.com  &  jwillis @bw-legal.com

Mr. Dan Dalke
Winco Petroleum Corporation
P. O. Box 399
Garden City, Kansas


Dear Mr. Dalke:

At your request of in behalf of Winco Petroleum Corporation (Winco) we are providing the following confirmation of the methodology used by McCartney Engineering, LLC and the relationship with Winco the work was accomplished under. This pertains to the analysis of Winco reserves as of September 30, 2000, which was transmitted to Winco Petroleum under cover of letter dated December 6, 2001.

I.   We confirm the following;

     A) I, Jack A. McCartney, am a Registered Professional Engineer in the State of Colorado. My license number is 14618. I have practiced as an independent qualified reserve estimator for over 23 years.

     B) There are no financial relationships between me or our firm and Winco including investments in the Company's securities, indebtedness to or from the Company and participation in joint venture operations in which the Company is also a participant.

     C) There have been no limitations and/or restrictions placed upon me by officials of Winco Petroleum in my evaluation of the Winco Petroleum estimated reserves and the preparation of our reports thereon.

     D) There has been no information obtained by me subsequent to September 30, 2000 that would have a material effect on the various amounts and classifications of reserves reported as of September 30, 2000.

Mr. Dan Dalke
February 1, 2002
Page 2


     E) Our compensation is not contingent in whole or in part on the results of our report.

     F) There were no outstanding fees owed to our firm by Winco as of September 30, 2000.

     G) There were no services performed by our firm for Winco during the past year other than an independent evaluation of reserves.

II. In order to comply with recent Securities and Exchange Commission releases (Accounting Series Release Number 253, 257, 258, 269, and
     270), the following criteria were met.

     A) A ten percent discount rate was used to derive the present worth of revenues and costs.

     B) Prices used to determine revenues were the latest prices received for the minerals and were not escalated for an inflation factor.

     C) Costs are not escalated for an inflation factor and are determined on current amounts.

     D) Estimated future costs include anticipated development and restoration costs (if material).

III. This completed statement is transmitted to Winco Petroleum Corporation per the instructions of Mr. Dan Dalke of Winco along with a copy of our December 14, 2000 report letter and cash flow summaries.

IV. McCartney Engineering, LLC hereby consents to the use of its report dated December 14, 2000 in Winco's proxy statement and/or Form 10K.

If you need additional information, please feel free to call at any time.

Yours truly,
McCartney Engineering, LLC



Jack A. McCartney
Manager

                                                                     TABLE #1

                                                              WINCO PETROLEUM, INC.

                                                  INDIVIDUAL WELL DISCOUNTED CASH FLOW SUMMARY
                                                            AS OF SEPTEMBER 30, 2001


CATEGORY, STATE, FIELD NAME,          WORKING     REVENUE   GROSS OIL  GROSS GAS    NET OIL    NET GAS    DISCOUNTED
AND LEASE NAME                       INTEREST    INTEREST    (BBL)      (MCF)       (BBL)      (MCF)    REVENUE @ 10%
--------------------------------    ---------   ---------  ---------  ---------   ---------  ---------  -------------
PROVED PRODUCING RESERVES

 KANSAS

  ALDRICH FIELD
   EVERETT #1                       1.0000000   0.8203130      28338           0      23247          0    $    116292
                                                           ---------  ----------  ---------  ---------    -----------
  TOTAL - ALDRICH FIELD                                        28338           0      23247          0    $    116292


  BEAVER FIELD
   HOFMEISTER A                     1.0000000   0.8500000      15512           0      13186          0    $     84527
                                                           ---------  ----------  ---------  ---------    -----------
  TOTAL - BEAVER FIELD                                         15512           0      13186          0    $     84527


  DISTRICT 57 NORTH FIELD
   ERBERT #1                        0.9375000   0.7500000          0           0          0          0    $         0
                                                           ---------  ----------  ---------  ---------    -----------
  TOTAL - DISTRICT 57 NORTH FIELD                                  0           0          0          0    $         0


  GORHAM FIELD
   COADY                            1.0000000   0.8750000        880           0        770          0    $       417
                                                           ---------  ----------  ---------  ---------    -----------
  TOTAL - GORHAM FIELD                                           880           0        770          0    $       417


  HALL-GURNEY FIELD
   HOLL                             1.0000000   0.8750000          0           0          0          0    $         0
                                                           ---------  ----------  ---------  ---------    -----------
  TOTAL - HALL-GURNEY FIELD                                        0           0          0          0    $         0


  LAKIN NW FIELD
   GANO #1-17                       1.0000000   0.6891400      18873           0      13005          0    $     51591
                                                           ---------  ----------  ---------  ---------    -----------
  TOTAL - LAKIN NW FIELD                                       18873           0      13005          0    $     51591


  TRAPP FIELD
   MICHEL A                         1.0000000   0.7500000       3645           0       2735          0    $      8129
   GAGE A                           1.0000000   0.8000000       1707           0       1365          0    $      2806
                                                           ---------  ----------  ---------  ---------    -----------
  TOTAL - TRAPP FIELD                                           5352           0       4100          0    $     10935

 TOTAL - KANSAS                                                68955           0      54308          0    $    263762

                                                                 TABLE #1 (CONT'D)

CATEGORY, STATE, FIELD NAME,         WORKING     REVENUE   GROSS OIL  GROSS GAS    NET OIL    NET GAS    DISCOUNTED
AND LEASE NAME                       INTEREST    INTEREST    (BBL)      (MCF)       (BBL)      (MCF)    REVENUE @ 10%
--------------------------------    ---------   ---------  ---------  ---------   ---------  ---------  -------------
 WYOMING

  MIKES DRAW FIELD
   MADSEN #12-9                     0.5113220   0.4092770      37917           0      15518          0    $    115626
                                                           ---------  ----------  ---------  ---------    -----------
  TOTAL - MIKES DRAW FIELD                                     37917           0      15518          0    $    115626

 TOTAL - WYOMING                                               37917           0      15518          0    $    115626

TOTAL - PROVED PRODUCING RESERVES                             106872           0      69826          0    $    379388

 TABLE #2

 WINCO PETROLEUM CORPORATION
 SUMMARY
 AS OF SEPTEMBER 30, 2001
 PROVED PRODUCING RESERVES


        GROSS    GROSS OIL  GROSS GAS   NET OIL    NET GAS  OIL PRICE  OIL SALES  GAS PRICE GAS SALES
YEAR    WELLS      (BBL)      (MCF)      (BBL)      (MCF)    ($/BBL)      ($)      ($/MCF)     ($)
----   -------   ---------  ---------   -------    -------  ---------  ---------  --------- ---------
                                                                                  <C.
   1    14.00       11524          0      7747           0     24.62     190731      0.000          0
   2     7.00       10173          0      6695           0     24.62     164832      0.000          0
   3     7.00        9200          0      6012           0     24.62     148016      0.000          0
   4     6.00        8418          0      5478           0     24.62     134869      0.000          0
   5     6.00        7941          0      5182           0     24.62     127581      0.000          0
   6     6.00        7305          0      4761           0     24.62     117216      0.000          0
   7     4.00        6528          0      4230           0     24.62     104143      0.000          0
   8     4.00        6164          0      4006           0     24.62      98628      0.000          0
   9     4.00        5817          0      3791           0     24.62      93335      0.000          0
  10     4.00        5125          0      3336           0     24.62      82132      0.000          0
  11     3.00        3752          0      2411           0     24.62      59359      0.000          0
  12     3.00        3536          0      2281           0     24.62      56159      0.000          0
  13     3.00        3334          0      2158           0     24.62      53130      0.000          0
  14     3.00        3144          0      2043           0     24.62      50299      0.000          0
  15+    3.00       14911          0      9695           0     24.62     238690      0.000          0
                ---------  ---------  ---------  ---------  --------   --------    -------- ---------
                   106872          0     69826           0     24.62    1719120      0.000          0

        TOTAL    OPERATING  PRODUCTION  SECTION 29   OTHER      NET      CUM NET  DISC P.W.   CUM P.W.
YEAR  SALES ($)    COSTS      TAXES    TAX CREDITS  EXPENSE   REVENUE    REVENUE   AT 10.0%   AT 10.0%
----  ---------  ---------  ---------- -----------  -------   -------    -------  ---------   --------
   1    190731      92737      16054         0           0     81940      81940      78126      78126
   2    164832      78063      13989         0           0     72780     154720      63084     141210
   3    148016      71294      12614         0           0     64108     218828      50516     191726
   4    134869      66459      11523         0           0     56887     275715      40752     232478
   5    127581      66459      10876         0           0     50246     325961      32721     265199
   6    117216      63227      10009         0           0     43980     369941      26037     291236
   7    104143      56763       8942         0           0     38438     408379      20689     311925
   8     98628      56763       8449         0           0     33416     441795      16350     328275
   9     93335      56763       7978         0           0     28594     470389      12719     340994
  10     82132      50912       7070         0           0     24150     494539       9766     350760
  11     59359      33363       5299         0           0     20697     515236       7608     358368
  12     56159      33363       5000         0           0     17796     533032       5947     364315
  13     53130      33363       4717         0           0     15050     548082       4572     368887
  14     50299      33363       4453         0           0     12483     560565       3447     372334
  15+   238690     185022      21061         0           0     32607     593172       7054     379388
      ---------  --------   --------  ---------   --------  --------   --------  ---------   --------
       1719120     977914     148034         0           0    593172     593172     379388     379388

 WINCO PETROLEUM CORPORATION
 SUMMARY
 AS OF SEPTEMBER 30, 2001
 PROVED PRODUCING RESERVES


           DISCOUNTED PRESENT WORTH VALUE PROFILE
               DISCOUNT RATE    PRESENT WORTH
               -------------    -------------
                   0.100            379,388
                   0.110            366,103
                   0.120            353,736
                   0.130            342,208
                   0.140            331,432
                   0.150            321,347
                   0.160            311,891
                   0.170            303,006
                   0.180            294,648
                   0.190            286,774
                   0.200            279,341
                   0.210            272,317
                   0.220            265,668
                   0.230            259,369
                   0.240            253,392
                   0.250            247,714
                   0.260            242,311
                   0.270            237,167
                   0.280            232,265
                   0.290            227,584
                   0.300            223,115
                   0.310            218,842
                   0.320            214,751
                   0.330            210,832
                   0.340            207,077
                   0.350            203,470
                   0.360            200,007
                   0.370            196,680
                   0.380            193,479
                   0.390            190,396
                   0.400            187,430
                   0.410            184,569
                   0.420            181,811
                   0.430            179,146
                   0.440            176,576
                   0.450            174,088
                   0.460            171,686
                   0.470            169,361
                   0.480            167,109
                   0.490            164,930
                   0.500            162,818